Exhibit 4.2

LITHIUM AMERICAS CORP.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

(Expressed in US Dollars)

March 28, 2017

Independent Auditor’s Report

To the Shareholders of Lithium Americas Corp.

We have audited the accompanying consolidated financial statements of Lithium Americas Corp., which comprise the consolidated statements of financial position as at December 31, 2016 and September 30, 2015 and the consolidated statements of comprehensive (loss)/income, changes in equity and cash flows for the fifteen month period ended December 31, 2016 and year ended September 30, 2015, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Lithium Americas Corp. as at December 31, 2016 and September 30, 2015 and its financial performance and its cash flows for the fifteen month period ended December 31, 2016 and year ended September 30, 2015 in accordance with International Financial Reporting Standards.

(signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants

LITHIUM AMERICAS CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in thousands of US dollars)

	December 31,	September 30,
	2016	2015
	$	$

CURRENT ASSETS
Cash and cash equivalents	8,056	5,552
Escrow deposit (Note 4)	833	—
Receivables, prepaids and deposits	979	1,077
Inventories	531	426

	10,399	7,055

NON-CURRENT ASSETS
Restricted cash	150	150
Escrow deposit (Note 4)	1,667	—
Property, plant and equipment (Note 5)	18,502	18,713
Exploration and evaluation assets (Note 6)	1,447	42,623
Investment in Joint Venture (Note 4)	13,136	—

	34,902	61,486

TOTAL ASSETS	45,301	68,541

CURRENT LIABILITIES
Accounts payable and accrued liabilities	1,637	3,285
Convertible security (Note 8)	—	2,772
Current portion of long-term borrowing (Note 7)	125	117
Obligation under finance leases	44	41

	1,806	6,215

LONG-TERM LIABILITIES
Long-term borrowing (Note 7)	833	988
Obligation under finance leases	69	123
Decommissioning provision	170	300

	1,072	1,411

TOTAL LIABILITIES	2,878	7,626

SHAREHOLDERS’ EQUITY
Share capital	108,670	99,318
Contributed surplus	11,948	10,847
Accumulated other comprehensive loss	(2,124)	(903)
Deficit	(76,071)	(48,347)

TOTAL SHAREHOLDERS’ EQUITY	42,423	60,915

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	45,301	68,541

Change in year-end (Note 1)

Approved for issuance on March 27, 2017

On behalf of the Board of Directors:

                “Lenard F. Boggio”                     Director                  “George Ireland”                 Director

The accompanying notes are an integral part of these consolidated financial statements.

LITHIUM AMERICAS CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Expressed in thousands of US dollars, except per share amounts; shares in thousands)

	Fifteen months ended	Twelve months ended
	December 31,	September 30,
	2016	2015
	$	$

ORGANOCLAY SALES	1,154	—
COST OF SALES
Production costs	(1,497)	—
Inventories write down	(648)	—
Depreciation	(476)	—

Total cost of sales	(2,621)	—

GROSS LOSS	(1,467)	—

EXPENSES
Exploration expenditures (Note 13)	(3,448)	(2,087)
Organoclay research and development	(536)	(434)
General and administrative (Note 11)	(6,448)	(3,515)
Share of loss in Joint Venture	(3,987)	—
Stock-based compensation (Note 9)	(3,193)	(567)

	(17,612)	(6,603)

OTHER ITEMS
Foreign exchange gain/(loss)	351	(284)
Convertible security accretion (Note 8)	(806)	(748)
Loss on sale of 50% interest in Minera Exar (Note 4)	(9,015)	—
Other income (Note 12)	825	80

	(8,645)	(952)

NET LOSS	(27,724)	(7,555)

OTHER COMPREHENSIVE LOSS
ITEMS THAT MAY BE RECLASSIFIED SUBSEQUENTLY TO NET LOSS
Reclassification of cumulative translation adjustment on sale of 50% interest in Minera Exar (Note 4)	15,098	—
Unrealized loss on translation to reporting currency	(16,319)	(566)

	(1,221)	(566)
TOTAL COMPREHENSIVE LOSS	(28,945)	(8,121)

LOSS PER SHARE - BASIC AND DILUTED	(0.09)	(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	291,801	133,168

The accompanying notes are an integral part of these consolidated financial statements.

LITHIUM AMERICAS CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of US dollars and shares in thousands)

	Share capital
				Accumulated
				other
			Contributed	comprehensive		Shareholders’
	Number	Amount	surplus	loss	Deficit	equity
	of Shares	$	$	$	$	$

Authorized share capital: Unlimited common shares without par value

Balance, September 30, 2015	266,485	99,318	10,847	(903)	(48,347)	60,915
Shares issued on exercise of stock options (Note 9)	6,133	2,106	(1,300)	—	—	806
Shares issued on exercise of warrants (Note 9)	2,034	1,256	(107)	—	—	1,149
Shares issued on conversion of restricted shares (Note 9)	1,913	757	(707)	—	—	50
Deferred salaries and directors fees (Note 9)	—	—	22			22
Shares issued for equity financing (Note 9)	17,263	3,500	—	—	—	3,500
Share issuance costs (Note 9)	—	(191)	—	—	—	(191)
Shares issued for convertible security (Note 8)	8,038	1,924	—	—	—	1,924
Stock-based compensation	—	—	3,193	—	—	3,193
Net loss	—	—	—	—	(27,724)	(27,724)
Other comprehensive loss	—	—	—	(1,221)	—	(1,221)

Balance, December 31, 2016	301,866	108,670	11,948	(2,124)	(76,071)	42,423

Balance, September 30, 2014	119,235	53,036	9,176	(337)	(40,792)	21,083
Shares issued on exercise of stock options (Note 9)	980	347	(145)	—	—	202
Shares issued on exercise of warrants (Note 9)	148	98	(12)	—	—	86
Shares issued for equity financing (Note 9)	14,437	7,987	—	—	—	7,987
Share issuance cost	—	(950)	119	—	—	(831)
Shares, replacement options and warrants issued to acquire net assets of Lithium Americas Corp. (Note 9)	130,847	38,447	906	—	—	39,353
Warrants issued for convertible security	—	—	236	—	—	236
Shares issued for convertible security exercise (Note 8)	838	353	—	—	—	353
Stock-based compensation	—	—	567	—	—	567
Net loss	—	—	—	—	(7,555)	(7,555)
Other comprehensive loss	—	—	—	(566)	—	(566)

Balance, September 30, 2015	266,485	99,318	10,847	(903)	(48,347)	60,915

The accompanying notes are an integral part of these consolidated financial statements.

LITHIUM AMERICAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of US dollars)

	For the fifteen months	For the twelve months
	ended December 31,	ended September 30,
	2016	2015
	$	$

OPERATING ACTIVITIES
Net loss for the period	(27,724)	(7,555)
Items not affecting cash:
Stock-based compensation	3,193	567
Depreciation	894	151
Foreign exchange (gain)/loss	(351)	284
Share of loss in Joint Venture	3,987	—
Convertible security accretion	806	748
Loss on sale of 50% interest in Minera Exar	8,374	—
Inventories write down	648	—
Other income	(627)	(51)
Changes in non-cash working capital items:
Decrease in receivables, prepaids and deposits	40	18
Decrease/(increase) in inventories	88	(382)
Decrease in accounts payable and accrued liabilities	(640)	(493)

Net cash used in operating activities	(11,312)	(6,713)

INVESTING ACTIVITIES
Additions to exploration and evaluation assets (Note 6 and 15)	(991)	(502)
Cash received from Joint Venture, net	14,661	—
Escrow deposit	(2,500)	—
Cash acquired from plan of arrangement	—	66
Additions to property, plant and equipment (Note 5)	(640)	(3,858)

Net cash provided by/(used) in investing activities	10,530	(4,294)

FINANCING ACTIVITIES
Proceeds from stock options exercises	806	202
Proceeds from warrants exercises	1,149	86
(Repayment of)/net proceeds from convertible security funding	(1,653)	2,613
Net proceeds from equity financing (Note 9)	3,482	5,827
Proceed from subscription receipts	—	1,404
Finance lease repayments	(52)	(36)
Repayment of long-term borrowing	(147)	(111)

Net cash provided by financing activities	3,585	9,985

EFFECT OF FOREIGN EXCHANGE ON CASH	(299)	(586)

CHANGE IN CASH AND CASH EQUIVALENTS	2,504	(1,608)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	5,552	7,160

CASH AND CASH EQUIVALENTS - END OF PERIOD	8,056	5,552

Supplemental disclosure with respect to cash flows (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

1.	NATURE OF OPERATIONS AND CHANGE IN YEAR-END

Effective March 22, 2016, Western Lithium USA Corp. changed its corporate name to Lithium Americas Corp. (“Lithium Americas” or the “Company”). Lithium Americas is a Canadian based resource company focused on advancing two significant lithium projects, the Cauchari-Olaroz project, located in Jujuy province of Argentina, and the Lithium Nevada project (formerly the Kings Valley project), located in north-western Nevada, USA, and on the manufacturing and sales of organoclay products.

On March 28, 2016, the Company signed an agreement with SQM POTASIO S.A. (“SQM”) to form a 50/50 joint venture (the “Joint Venture”) on the Cauchari-Olaroz project (Note 4).

The Company’s organoclay plant located in Fernley, Nevada, USA manufactures specialty organoclay products, derived from clays, for sale to the oil and gas and other sectors.

The Company’s head office, principal address, and registered and records office is Suite 1100-355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.

To date, the Company has not generated significant revenues from operations and has relied on equity and other financings to fund operations. The underlying value of exploration and evaluation assets is entirely dependent on the existence of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, the ability of the Company to obtain the necessary financing to complete permitting, development, and to attain future profitable operations.

The Company has changed its fiscal year end from September 30 to December 31, effective 2016, so the transitional fiscal year end is for the fifteen-month period from October 1, 2015 to December 31, 2016. The Company changed its year end in order to align it with the Joint Venture for reporting and planning purposes as well as to bring its financial reporting timetable in line with the other companies in the industry.

2.	BASIS OF PREPARATION AND PRESENTATION

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These consolidated financial statements were approved for issuance by the Board of Directors on March 27, 2017.

These consolidated financial statements are expressed in US dollars, the Company’s presentation currency, and have been prepared on a historical cost basis. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. The accounting policies set out in Note 3 have been applied consistently to all years presented in these consolidated financial statements as if the polices have always been in effect.

3.	SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

Accounting standards and amendments issued but not yet adopted

IFRS 9, Financial Instruments (“IFRS 9”), addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in International Accounting Standard (“IAS”) 39 that relates to the classification and measurement of financial instruments.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting standards and amendments issued but not yet adopted (continued)

IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income (“OCI”) and fair value through profit and loss (“FVTPL”). There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39.

For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in OCI, for liabilities designated as FVTPL. The standard is effective for accounting periods beginning on or after January 1, 2018. Early adoption is permitted. The Company is assessing the impact of IFRS 9.

IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. IFRS 15 was issued in May 2014 by the IASB. Under IFRS 15, revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. While the Company is continuing to assess the impact of IFRS 15, the Company does not anticipate any significant changes in the gross amounts of revenue recognized or in the timing of revenue recognition under the new standard.

IFRS 16, Leases (“IFRS 16”), was issued in January 2016 by the IASB. According to the new standard, all leases will be on the statement of financial position of lessees, except those that meet the limited exception criteria. The standard is effective for annual periods beginning on or after January 1, 2019. The Company has yet to assess the full impact of IFRS 16.

Critical Accounting Estimates and Judgements

The preparation of these financial statements in conformity with IFRS requires judgments, estimates, and assumptions that affect the amounts reported. Those estimates and assumptions concerning the future may differ from actual results. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting judgments pertain to accounting policies that have been identified as being complex or involving subjective judgments or assessments, as follows:

The first test shipment of organoclay products from the Company’s plant in Fernley, Nevada was in January 2015. Construction, commissioning and testing continued to March 2016. When a project nears the end of construction, management has to exercise judgment to determine the date in which the asset was in the location and condition necessary to operate as intended by management. The identification of this date is important since it establishes the point in time at which costs cease to be capitalized unless they provide an enhancement to the economic benefits of the asset, processing costs begin to stabilize, the capitalization of pre-start-up revenue ceases and depreciation of the asset commences. Management determined that the plant was completed and ready for use on April 1, 2016, accordingly, revenues and costs of sales were recorded commencing April 1, 2016. Prior to April 1, 2016, sales of organoclay products amounted to $688 and were accounted for as a reduction of the capitalized costs of organoclay plant property, plant and equipment.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

Functional and Presentation Currency

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in US dollars.

Transactions and Balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in profit or loss in the statement of comprehensive (loss)/income in the period in which they arise.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income/(loss) in the statement of comprehensive (loss)/income to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income/(loss). Where the non-monetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Parent and Subsidiary Companies

The financial results and position of operations whose functional currency is different from the presentation currency are translated as follows:

•	assets and liabilities are translated at period-end exchange rates prevailing at that reporting date; and

•	income and expenses are translated at the average exchange rate during the transaction period.

Exchange differences are transferred directly to the statement of comprehensive (loss)/income and are reported as a separate component of shareholders’ equity titled “Accumulated other comprehensive income/(loss)”. These differences are recognized in the profit or loss in the period in which the operation is disposed of.

Provisions

Provisions are recognized when the Company has a present obligation, legal or constructive, as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

The consolidated financial statements contained herein include the accounts of Lithium Americas Corp. and its wholly-owned USA subsidiaries Lithium Nevada Corp. (formerly Western Lithium Corporation), KV Project LLC, and RheoMinerals Inc. (formerly Hectatone Inc.), and Canadian wholly-owned subsidiary 2265866 Ontario Inc. All inter-company transactions and balances have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held with banks and highly liquid short-term investments in high interest saving accounts which can be withdrawn at any time, which is subject to an insignificant risk of changes in value.

Exploration and Evaluation Assets

Exploration expenditures not including the acquisition costs and claim maintenance costs are expensed as incurred until an economic feasibility study has established the presence of proven and probable reserves and development of the project has commenced, at which time exploration and development expenditures incurred on the property thereafter are capitalized.

Costs incurred relating to the acquisition and claim maintenance of mineral properties, including option payments and annual fees to maintain the property in good standing, are capitalized and deferred by property until the project to which they relate is sold, abandoned, impaired or placed into production. After recognition, the Company uses the cost model for exploration and evaluation assets.

The Company assesses its capitalized mineral property costs for indications of impairment on each balance sheet date and when events and circumstances indicate a risk of impairment. A property is written down or written off when the Company determines that an impairment of value has occurred or when exploration results indicate that no further work is warranted.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers, or title may be affected by undetected defects.

Property, Plant and Equipment

On initial recognition, property, plant and equipment are valued at cost. Cost includes the purchase price and directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs. During the development and commissioning phase, pre-production expenditures, net of incidental proceeds from sales during this period, are capitalized to the asset under construction and equipment. Capitalization of costs incurred ceases when commercial production commences in the manner intended by management. The Company applies judgment in its assessment of when the asset is capable of operating in the manner intended by management.

Property, plant and equipment are subsequently measured at cost less accumulated depreciation, less any accumulated impairment losses, with the exception of land which is not depreciated. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or major components.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, Plant and Equipment (continued)

Property, plant and equipment that are currently in use are depreciated as follows:

•	Organoclay plant – straight-line basis over the estimated useful life of 20 years;

•	Buildings – straight-line basis over the estimated useful life of 20 years;

•	Organoclay plant equipment included in “Equipment and machinery” – straight line basis over the estimated life of 5-20 years;

•	Lithium demo plant equipment included in “Equipment and machinery” – straight-line basis over the estimated useful life of 10 years;

•	Office equipment included in “Other” – declining balance method at 20% annual rate; and

•	Other equipment included in “Other” – straight-line basis over the estimated useful life of 7-15 years.

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year-end. The gain or loss arising on the disposal of an item of property, plant and equipment is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognized in profit and loss.

Impairment of Property, Plant and Equipment

Property, plant and equipment are assessed for impairment indicators at each reporting date or when an impairment indicator arises if not at a reporting date. Impairment indicators are evaluated and, if considered necessary, an impairment assessment is carried out. If an impairment loss is identified, it is recognized for the amount by which the asset’s carrying amount exceeds it recoverable amount. The recoverable amount is the higher of an asset’s fair value less cost to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). These are typically individual mines, plants or development projects.

Where the factors which resulted in an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Leased Assets

Finance leases, which transfer to the Company substantially all the risks and rewards incidental to ownership of the leased item, are capitalized at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. The corresponding lease commitment is shown as a liability. Lease payments are apportioned between capital and interest. Interest charges are capitalized to asset under construction during the development and commissioning phase. The capital element reduces the balance owed to the lessor.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Organoclay products, in-process and stockpile inventories are recorded at the lower of average cost and net realizable value. The cost of finished goods and work-in-progress is determined by the weighted average cost method comprises raw materials, direct labour, and other direct costs, as well as related production overheads including applicable depreciation on property, plant and equipment. Net realizable value is the estimated selling price less applicable selling expenses. When inventories have been written down to net realizable value, a new assessment of net realizable value is made in each subsequent period. When the circumstances that caused the write down no longer exist, the amount of the write down is reversed. Materials and supplies inventories are valued at the lower of average cost and net realizable value. Cost includes acquisition, freight and other directly attributable costs.

Investments in Joint Arrangements

A joint arrangement is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control such that significant operating and financial decisions require the unanimous consent of the parties sharing control. The Company’s arrangement with respect to Cauchari-Olaroz project is classified as a joint venture and is accounted for using the equity method. The equity method involves recording the initial investment at cost. When a joint venture is formed from a previous investment in a subsidiary, the Company made a policy choice decision to recognize a gain or loss on change of control in relation to the portion of the investment no longer owned based upon the carrying value of the assets. Additional funding into an investee is recorded as an increase in the carrying value of the investment. The carrying amount is adjusted by the Company’s share of a joint venture’s net income or loss, depreciation, amortization or impairment. When the Company’s share of losses of a joint venture exceeds the Company’s carrying value of the investment, the Company discontinues recognizing its share of further losses. Additional losses are recognized only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the joint venture.

Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

All of the Company’s financial instruments are classified into one of the following categories: loans and receivables, other financial liabilities or embedded derivatives separated from other financial liabilities. All financial instruments are measured in the statement of financial position at fair value initially. Loans and receivables and other financial liabilities are subsequently measured at amortized cost.

The Company does not use derivative instruments or hedges to manage risks.

Cash and cash equivalents and receivables have been classified as loans and receivables and are included in current assets due to their short-term nature. The Company’s other financial liabilities include accounts payable and accrued liabilities, long-term borrowing, convertible security, and obligation under finance leases.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of assets requiring a substantial period of time to get ready for their intended use or sale are capitalized as part of the cost of that asset.

Provisions for Close Down and Restoration and for Environmental Cleanup Costs

Close down and restoration costs include dismantling and demolition of infrastructure and the removal of residual materials and remediation of disturbed areas. Estimated close down and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs, based on the net present value of estimated future costs. The cost estimates are updated during the life of the operation to reflect known development, such as revisions to cost estimates and to the estimated lives of the operations, and are subject to formal reviews at regular intervals. The initial closure provision together with changes resulting from changes in estimated cash flows or discount rates are capitalized within capital assets. These costs are then depreciated over the lives of the asset to which they relate, typically using the units of production method. The amortization or unwinding of the discount applied in establishing the net present value of provisions is charged to the statement of comprehensive (loss)/income as a financing cost. Provision is made for the estimated present value of the costs of environmental cleanup obligations outstanding at the statement of financial position date.

Income Taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period-end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for the initial recognition of assets or liabilities that affect neither accounting or taxable loss, nor differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is not recorded.

Share Capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings/(Loss) per Share

Basic earnings/(loss) per share is computed by dividing net loss attributable to shareholders of the Company by the weighted average number of common shares outstanding during the reporting period. The diluted loss per share calculation is based on the weighted average number of common shares outstanding during the period, plus the effects of dilutive common share equivalents. This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method. This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of the common shares during the period, but only if dilutive.

Stock-Based Compensation

The Company grants stock options to buy common shares of the Company to directors, officers, employees and service providers. The fair value of stock options granted by the Company is treated as compensation costs in accordance with IFRS 2, Share-based Payment. These costs are charged to the statement of comprehensive (loss)/income over the stock option vesting period.

Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period based on the number of awards expected to vest, by increasing contributed surplus. The number of awards expected to vest is reviewed at least annually with any impact being recognized immediately. Where equity instruments are granted to non-employees, they are recorded at the fair value of the goods or services received in the statement of comprehensive (loss)/income, unless they are related to the issuance of shares. Amounts related to the issuance of shares are recorded as a reduction of share capital. When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured by use of a valuation model.

Share-based payments

During the fifteen-month period ended December 31, 2016, the Company implemented a new equity incentive plan that allows the grant of restricted shares and deferred share units. The cost of equity-settled payment arrangements is recorded based on the estimated fair value at the grant date and charged to earning over the vesting period.

Organoclay Product Development

Expenditure on research activities related to the obtaining of new scientific or technical knowledge is expensed as incurred. Expenditure on development activities, whereby the research results or other knowledge is applied to accomplish new or improved products or processes, is recognized as an intangible asset in the statement of financial position, provided the product or process is technically and commercially feasible and the Company has sufficient resources to complete development, and is subsequently able to use or sell the intangible asset. The carrying amount includes the directly attributable expenditure, such as the cost of materials and services, costs of employee benefits, fees to register intellectual property rights and amortization of patents and licenses. In the statement of financial position, product development will be stated at cost less accumulated amortization and any impairment losses.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Valuation of Equity Units Issued in Private Placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value to the less easily measurable component. The fair value of the common shares issued in the private placements was determined to be the more easily measurable component, and they were valued at their fair value, as determined by the closing quoted bid price. The balance, if any, was allocated to the attached warrants. The value attributed to the warrants is recorded as contributed surplus. If the warrants are exercised, the value attributed to the warrants is transferred to share capital.

Revenue

Organoclay products revenue is recognized when it is probable that the economic benefits will flow to the Company, risks and rewards of ownership are transferred to the customer, delivery has occurred, the sales price is reasonably determinable, and collectability is reasonably assured. These criteria are generally met at the time the product is shipped and delivered to the customer and, depending on the delivery conditions, title and risk have passed to the customer and acceptance of the product, when contractually required, has been obtained. Revenue is measured based on the price specified in the sales contract, net of discounts, at the time of sale.

4.	INVESTMENT IN JOINT VENTURE

On March 28, 2016, the Company entered into an agreement with SQM to form a 50/50 Joint Venture on the Cauchari-Olaroz project in Jujuy, Argentina. SQM contributed $25,000 to Minera Exar S.A. (“Minera Exar”), a wholly owned subsidiary of Lithium Americas, in exchange for a 50% equity interest in Minera Exar. Following receipt of the contribution, Minera Exar repaid loans and advances from Lithium Americas in the amount of $15,000. The remaining $10,000 was for use by the Joint Venture to fund certain project development costs.

The Joint Venture is governed by a Shareholders Agreement which provides for (i) equal representation by the Company and SQM on its Management Committee, (ii) unanimous approval by the Company and SQM on budgets and timing of expenditures, (iii) the ability of the Company to take its share of any production in kind and (iv) buyout and termination provisions in the event that SQM chooses not to proceed with the project.

The Company recorded a $9,015 loss on sale of its 50% equity interest in Minera Exar as follows:

SQM contribution for 50% equity interest in Minera Exar	$25,000
SQM’s 50% contribution for Joint Venture project development	(5,000)
Minera Exar’s 50% of net assets at the time of disposition	(13,276)
Transaction costs	(641)
Cumulative foreign exchange amount	(15,098)

Loss on sale of 50% interest in Minera Exar	$(9,015)

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

4.	INVESTMENT IN JOINT VENTURE (continued)

SQM and the Company also entered into an Escrow Agreement requiring the Company to deposit $2,500 of the $15,000 contribution (the “Escrow Amount”) into an escrow account. Subject to certain provisions, the Escrow Amount will be released to the Company over three years as follows: $833 on March 28, 2017, $833 on March 28, 2018, and $833 on March 28, 2019. The Escrow Amount can be used to pay certain contingent liabilities of Minera Exar, if any arise, related to the actions prior to the Joint Venture formation. The Company has also provided a guarantee for up to $354 in transaction related costs in the event that such costs arise in the future.

The changes in investment in the Joint Venture since initial contribution are as follows:

For the fifteen months ended
December 31, 2016

Initial contribution to Joint Venture – March 28, 2016	$
50% of net asset value of Minera Exar	13,276
50% of contribution for Joint Venture project development	5,000

Total initial contribution	18,276

Share of loss of Joint Venture	(3,987)
Translation adjustment	(1,153)

Investment in Joint Venture – December 31, 2016	13,136

The following amounts represent the amounts presented in the financial statements of Minera Exar. They have been amended to reflect adjustments made by Lithium Americas using the equity method and modifications for differences in accounting policies.

December 31, 2016
$

Current assets
Cash and cash equivalents	3,119
Other current assets	1,281

Total current assets	4,400
Non-current assets	28,261
Current liabilities	(6,268)
Non-current liabilities	(121)

Net assets	26,272

Summarized statement of loss from operations	For the period March 28- December 31, 2016
$

Interest income	(14)
Other income	(94)
Depreciation	24
Exploration expenditures	8,060

Loss from continuing operations	7,976

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

4.	INVESTMENT IN JOINT VENTURE (continued)

Joint Venture Commitments and Contingencies

As at December 31, 2016, the Company’s 50% portion of the Joint Venture’s commitments and contingencies are as follows:

•	Annual royalty of $100 due in May of every year and expiring in 2041;

•

Aboriginal programs agreements with six communities located in the Cauchari-Olaroz project area have terms from five to thirty years. The annual fees due are $269 between 2017 and 2021 and $2,308 between 2021 and 2055, assuming that these payments will be extended for the life of the project. These payments will be incurred only if the Joint Venture starts production.

In calendar 2014, a legal claim for $340 was initiated against Minera Exar, related to the fulfillment of contract and damages associated with an exploration contract with the option to acquire mining rights on a lime deposit in Argentina. This lime deposit is unrelated to Minera Exar’s principal lithium properties. Management is currently consulting with legal counsel to determine the validity and assessment of the claim. A $340 lien was applied on certain bank accounts of Minera Exar related to this matter. The lien was subsequently removed and replaced with an insurance policy.

Los Boros Option Agreement

On March 28, 2016, the Joint Venture entered into a purchase option agreement (“Option Agreement”) with Grupo Minero Los Boros (“Los Boros”) for the transfer of title to the Joint Venture for certain mining properties that comprised a portion of the Cauchari-Olaroz project. Under the terms of the Option Agreement, the Joint Venture paid $100 (the Company’s portion was $50) upon signing and has a right to exercise the purchase option at any time within 30 months for the total consideration of $12,000 (the Company’s portion is $6,000) to be paid in sixty quarterly instalments of $200 (the Company’s portion is $100). The first installment becomes due upon occurrence of one of the following two conditions, whichever comes first: third year of the purchase option exercise date or the beginning of commercial exploitation with a minimum production of 20,000 tons of lithium carbonate equivalent. As a security for the transfer of title for the mining properties under the Option Agreement, Los Boros granted to the Joint Venture a mortgage for $12,000.

If the Joint Venture exercises the purchase option, the following royalties will have to be paid to Los Boros:

•	$300 (the Company’s portion is $150) within 10 days of the commercial plant construction start date; and

•	3% net profit interest (the Company’s portion is 1.5%) for 40 years, payable in pesos, annually within the 10 business days after calendar year end.

The Joint Venture can cancel the first 20 years of net profit interest in exchange for a one-time payment of $7,000 (the Company’s portion is $3,500) and the next 20 years for additional $7,000 (the Company’s portion is $3,500).

JEMSE Arrangement

The Joint Venture has granted a right to Jujuy Energia y Mineria Sociedad del Estado (“JEMSE”), a mining investment company owned by the government of Jujuy Province in Argentina, to acquire an 8.5% equity interest in Minera Exar for one US dollar and provide management services as required to develop the project. JEMSE will only acquire this equity position upon completion of the project financing. JEMSE will be required to cover its pro rata share of the financing requirements for the construction of the project. These funds will be loaned to JEMSE by the shareholders of Minera Exar and will be repayable out of one-third of the dividends to be received by JEMSE over future years from the project. The distribution of dividends to JEMSE and other shareholders in the project will only commence once all commitments related to the project and debt financing are met.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

5.	PROPERTY, PLANT AND EQUIPMENT

			Equipment	Organoclay
	Land	Buildings	and machinery	plant	Other	Total
	$	$	$	$	$	$

Cost
As at September 30, 2014	349	1,789	4,332	9,169	331	15,970
Additions	22	168	736	1,980	37	2,943
Foreign exchange	—	—	—	—	(12)	(12)

As at September 30, 2015	371	1,957	5,068	11,149	356	18,901

Additions	15	184	88	346	70	703
Disposition	—	—	—	—	(29)	(29)
Contribution to Joint Venture	—	—	—	—	(12)	(12)
Foreign exchange	—	—	—	—	(3)	(3)

As at December 31, 2016	386	2,141	5,156	11,495	382	19,560

			Equipment	Organoclay
	Land	Buildings	and machinery	plant	Other	Total
	$	$	$	$	$	$

Accumulated depreciation
As at September 30, 2014	—	—	—	—	37	37
Depreciation for the year	—	—	112	—	39	151

As at September 30, 2015	—	—	112	—	76	188

Depreciation for the year	—	76	335	431	52	894
Disposition	—	—	—	—	(20)	(20)
Contribution to Joint Venture	—	—	—	—	(4)	(4)

As at December 31, 2016	—	76	447	431	104	1,058

			Equipment	Organoclay
	Land	Buildings	and machinery	plant	Other	Total
	$	$	$	$	$	$

Net book value
As at September 30, 2015	371	1,957	4,956	11,149	280	18,713
As at December 31, 2016	386	2,065	4,709	11,064	278	18,502

6.	EXPLORATION AND EVALUATION ASSETS

	December 31, 2016

	Lithium Nevada	Cauchari-Olaroz	Total
	$	$	$

Acquisition costs
Balance, beginning	958	41,665	42,623
Additions	489	71	560
Change in foreign exchange rate	—	(14,874)	(14,874)
Sale of 50% of net assets	—	(13,431)	(13,431)
Contribution to Joint Venture	—	(13,431)	(13,431)

Total exploration and evaluation assets	1,447	—	1,447

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

6.	EXPLORATION AND EVALUATION ASSETS (continue)

	September 30, 2015

		Cauchari-
	Lithium Nevada	Olaroz	Total
	$	$	$

Acquisition costs
Balance, beginning	456	—	456
Additions	502	41,916	42,418
Change in foreign exchange rate	—	(251)	(251)

Total exploration and evaluation assets	958	41,665	42,623

The Company has the following future payments and royalties on Lithium Nevada project. These payments will only be incurred if the Company continues to hold the subject claims in the future and the royalties will only be incurred if the Company starts production from the Lithium Nevada project.

•	$50 annual advance net smelter return royalty payment due on January 21 on certain mining claims. The Company’s interest in these claims is subject to a 3% net smelter return royalty;

•	$2 per year in advance net smelter return royalty payments due on November 15 on four mining claims. The Company’s interest in these claims is subject to a 1.5% net smelter return royalty;

•	20% royalty on revenue solely in respect of uranium;

•

8% gross revenue royalty on all claims up to a cumulative payment of $22,000. The royalty will then be reduced to 4% for the life of the project. The Company has the option at any time to reduce the royalty to 1.75% upon payment of $22,000.

7.	LONG-TERM BORROWING

Promissory Note

In July 2013, the Company purchased an industrial complex in the City of Fernley, Nevada to be the production site for its organoclay plant. The property was purchased for $1,575, of which $236 was paid at the close of the transaction, and the remaining balance of $1,339 was financed by the seller with a ten-year promissory note payable in monthly instalments. The promissory note bears 5.25% annual interest for the first five years, and then at a reset interest rate of between 5.5% to 7.5% for the final five years, depending on the prime rate at the time of reset. Security provided for the promissory note includes a mortgage charge against the purchased property.

8.	CONVERTIBLE SECURITY

In May 2015, the Company received $2,800 under the convertible security funding agreement, net of prepaid interest of $560 and financing fee of $140, and issued a convertible security with a face value of $3,500. The convertible security has a two-year term from the date of issue and incurs an interest rate of 10% on the amount of funding. The Company provided a second lien on its organoclay plant as a security for the convertible security. In June 2016, the Company repaid the remaining balance of $1,653 related to the convertible security and removed the second lien on the organoclay plant.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

8.	CONVERTIBLE SECURITY (continue)

The changes in the convertible security since the initial funding are as follows:

$

Face value of convertible security	3,500
Security conversion	(300)
Prepaid interest for 2 years	(560)
Financing fee	(140)
Transaction costs	(187)
Fair value of warrants	(236)
Conversion discount liability	(618)
Convertible security accretion	748

Carrying value of the convertible security	2,207
Conversion discount liability	565

Convertible security, September 30, 2015	2,772

Security conversion	(1,636)
Decrease in conversion discount liability	(289)
Convertible security accretion	806
Repayment of convertible security	(1,653)

Convertible security, December 31, 2016	—

The following table summarizes the security conversions since inception:

Conversion Date	Conversion Amount $	Calculated Conversion Price, CDN$	Number of Shares Issued

September 22, 2015	300	0.4721	838
October 13, 2015	350	0.2326	1,963
November 2, 2015	200	0.2995	875
November 30, 2015	275	0.2484	1,479
December 31, 2015	350	0.2786	1,744
January 26, 2016	250	0.3242	1,101
February 29, 2016	211	0.3340	876

	1,936		8,876

9.	ISSUED CAPITAL, EQUITY COMPENSATION, AND WARRANTS

Private Placement

On July 20, 2015, the Company closed its non-brokered private placement (the “Private Placement”) of subscription receipts (“Subscription Receipts”) to an affiliate of The Bangchak Petroleum Public Company Limited (“Bangchak”). Pursuant to the Private Placement, the Company issued to Bangchak an aggregate of 9,214 Subscription Receipts at a price of $0.54264 per Subscription Receipt, for aggregate gross proceeds of $5,000. Of the Subscription Receipts, (a) in fiscal 2015, 2,764 Subscription Receipts (the “Shareholder Approval Subscription Receipts”) each were converted into 3,023 common shares of the Company for total gross proceeds of $1,500 with associated costs of $170 and (b) during the fifteen month period ended December 31, 2016, 6,450 Subscription Receipts were converted into 17,263 common shares of the Company for total gross proceeds of $3,500 with associated transaction costs of $191.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

9.	ISSUED CAPITAL, EQUITY COMPENSATION, AND WARRANTS (continued)

Bought deal offering

In June 2015, the Company closed a bought deal offering. The offering consisted of 11,414 units of the Company at a price of CDN$0.70 per unit for aggregate gross proceeds of $6,487. Each unit consisted of one common share of the Company and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder thereof to acquire one share at a price of CDN$0.90 until June 9, 2017. In addition, the Company issued 742 brokers’ warrants. Brokers’ warrants entitle the holder to purchase one common share for a price of CDN$0.70 per share until June 9, 2017. The brokers’ warrants were valued using the Black-Scholes option pricing model. The warrants were valued at CDN$0.20 per warrant for total value of $119. The fair value of warrants granted was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 0.67%, expected volatility of 50%, expected life of 2 years, share price on date of issuance of CDN$0.70, and expected dividend rate of 0%. The Company incurred $660 in consulting, legal, and other expenses associated with the offering.

Plan of Arrangement

In September 2015, the Company completed the plan of arrangement (the “Arrangement’) pursuant to which Western Lithium acquired all of the issued and outstanding common shares of Lithium Americas in exchange for 0.789 common shares of Western Lithium for each Lithium Americas share held. Lithium Americas became a wholly-owned subsidiary of Western Lithium. The Arrangement was accounted for as an asset acquisition as Lithium Americas was not considered to meet the definition of a business under IFRS 3, Business Combinations.

Pursuant to the Arrangement, Western Lithium issued an aggregate of 130,847 common shares to the former shareholders of Lithium Americas. These shares were issued to replace an aggregate of 165,840 of Lithium Americas shares, which included 156,434 shares outstanding as at the date of closing the transaction, 1,108 shares issued for cashless exercise of Lithium Americas options and 8,298 shares issued to settle change of control payments due to certain Lithium Americas executives. The fair value of the common shares was estimated to be CDN$0.39 per share, the closing market value of the Company’s shares as at September 4, 2015. This was translated into US$ using the closing CDN$/US$ exchange rate as of September 4, 2015, of 0.7534. Transaction costs associated with the Arrangement of $959 were comprised of professional fees, filing and transfer agent fees, and other costs. In addition, 6,775 of Lithium Americas in-the-money outstanding stock options held by certain LAC executives (the “Replacement options”) and 100 of outstanding share purchase warrants of Lithium Americas (the “Replacement warrants”) were exchanged for fully vested stock options and warrants of Western Lithium with the term identical to the original LAC stock options and warrants, each of which is exercisable to acquire Western Lithium shares based on the exchange ratio.

The Company issued 5,346 Replacement options with the expiry dates between April 18, 2019 and February 12, 2020, and the exercise prices ranging from CDN$0.29-0.38 per share. The estimated fair value of these options totaled $1,198. The fair value of the Replacement options was determined using the Black-Scholes option pricing model based on a risk-free annual interest rate of 0.6%, expected life of 3 years, annualized volatility of 80%, and a dividend yield rate of nil.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

9.	ISSUED CAPITAL, EQUITY COMPENSATION, AND WARRANTS (continued)

Equity Incentive Plan

The Company has an equity incentive plan (“Plan”) in accordance with the policies of the TSX whereby, from time to time, at the discretion of the Board of Directors, eligible directors, officers, employees and consultants are: (1) granted incentive stock options exercisable to purchase common shares (“Stock Options”); (2) awarded restricted share rights (“RSs”) that convert automatically into common shares upon vesting; and (3) for eligible directors, awarded deferred share units (“DSUs”) which the directors are entitled to redeem for common shares upon retirement or termination from the Board. Under the Plan, common shares reserved for issuance of Stock Options, RSs and DSUs shall not exceed 10% of the outstanding shares from time to time. The exercise price of each stock option is based on the fair market price of the Company’s common shares at the time of the grant. The options can be granted for a maximum term of five years.

Restricted Shares

During the fifteen-month period ended December 31, 2016, the Company granted 4,367 RSs to its directors, executive officers, consultants and employees. The total estimated fair value of the RSs was $1,864 based on the market value of the Company’s shares on the grant date. The fair value of 172 RSs that were granted in lieu of deferred salaries was recorded as a reduction of accrued liabilities, and the fair value of the remaining 4,195 RSs is being recorded as a share-based payments expense and charged to operating expenses over the vesting period.

As at December 31, 2016, $116 of the fair value of RSs previously granted but not yet vested remains to be expensed in fiscal 2017.

During the fifteen-month period ended December 31, 2016, the fair value of RSs of $1,682 was recorded as a share-based payments expense and charged to operating expenses.

A summary of changes to restricted shares is as follows:

	Number of RSs	FMV Price per share,
	(in 000’s)	(CDN$)

Balance, RSs September 30, 2015	—	—

Granted	3,247	0.47
Granted	350	0.75
Granted	100	0.73
Granted	350	0.96
Granted	320	0.74
Converted into common shares	(1,613)	(0.47)
Converted into common shares	(200)	(0.75)
Converted into common shares	(100)	(0.73)

Balance, RSs December 31, 2016	2,454	0.56

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

9.	ISSUED CAPITAL, EQUITY COMPENSATION, AND WARRANTS (continued)

Equity Incentive Plan (continued)

Restricted Shares (continued)

Restricted shares granted during the period ended December 31, 2016, are as follows:

Number of RSs granted (in 000’s)	FMV price per share CDN$	Conversion dates
1,413	0.47	May 14, 2016
100	0.75	May 1, 2016¹
100	0.73	May 13, 2016
200	0.47	June 30, 2016
100	0.75	November 1, 2016
200	0.96	January 2, 2017¹
200	0.47	March 1, 2017
400	0.47	March 30, 2017
150	0.75	May 1, 2017¹
400	0.47	March 30, 2018
150	0.96	August 11, 2017¹
320	0.74	January 9, 2017¹
634	0.47	Change of control or separation from the Company
4,367

¹	Conversion is subject to vesting on the same dates.

Deferred Share Units

During the fifteen-month period ended December 31, 2016, the Company granted 47 DSUs with the total estimated fair value of $17 to two of the Company’s directors in lieu of the directors’ fees payments for the period October 1, 2015 to March 31, 2016.

Stock Options

During the fifteen- month period ended December 31, 2016, the Company granted a total of 9,365 stock options to its directors, officers, and employees. The fair value of stock options granted are estimated on the dates of grants using the Black-Scholes Option Pricing Model with the following assumptions used for the grants made during the period:

	Oct 5,	March 30,	May 1,	Aug 11,	Aug 30,
	2015	2016	2016	2016	2016

Number of options granted (‘000’s)	3,505	4,600	500	500	260
Exercise price per share (CDN$)	$0.30	$0.47	$0.75	$0.96	$0.91
Risk-free interest rate	0.7%	0.6%	0.6%	0.6%	0.6%
Expected life	3 years	3 years	3 years	3 years	3 years
Annualized volatility	80%	92%	92%	94%	96%
Dividend rate	0.00%	0.00%	0.00%	0.00%	0.00%
Fair value per stock option granted (CDN$)	$0.16	$0.27	$0.41	$0.56	$0.54
Total fair value of stock options granted (CDN$)	$561	$1,242	$205	$280	$140

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

9.	ISSUED CAPITAL, EQUITY COMPENSATION, AND WARRANTS (continued)

Equity Incentive Plan (continued)

Stock Options (continued)

Stock options outstanding and exercisable as December 31, 2016, are as follows:

Number of Options Outstanding (in 000’s)	Number of Options Exercisable (in 000’s)	Exercise Price CDN$	Expiry Date
90	90	0.27	January 3, 2017¹
800	800	0.16	August 30, 2017
1,400	1,400	0.27	October 21, 2018
210	210	0.80	April 1, 2019
1,105	1,105	0.38	April 18, 2019
275	275	0.49	July 16, 2019
3,708	3,708	0.29	July 16, 2019
1,425	1,425	0.69	August 15, 2019
533	533	0.34	February 12, 2020
1,988	1,766	0.30	October 5, 2020
4,325	2,163	0.47	March 30, 2021
500	250	0.75	May 1, 2021
500	125	0.96	August 11, 2021
260	65	0.91	August 30, 2021
17,119	13,915

¹	stock options were exercised subsequent to December 31, 2016.

A summary of changes to stock options outstanding is as follows:

	Number of Options (in 000’s)	Weighted Average Exercise Price, (CDN$)

Balance, outstanding September 30, 2014	15,480	0.59

Issued Replacement options	5,346	0.31
Forfeited	(98)	(0.71)
Expired	(2,375)	(1.25)
Exercised	(1,022)	(0.45)

Balance, outstanding September 30, 2015	17,331	0.43

Expired	(1,450)	(1.23)
Forfeited	(116)	(0.45)
Exercised	(8,011)	(0.35)
Granted	9,365	0.46

Balance, outstanding December 31, 2016	17,119	0.43

During the fifteen-month period ended December 31, 2016, 4,668 (year ended September 30, 2015 – 113) options were exercised under the cashless exercise provision of the Company’s stock option plan, resulting in the issuance of 2,790 (year ended September 30, 2015 – 71) shares of the Company.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

9.	ISSUED CAPITAL, EQUITY COMPENSATION, AND WARRANTS (continued)

Equity Incentive Plan (continued)

Stock Options (continued)

Stock-based compensation expense related to stock options of $1,511 (year ended September 30, 2015 - $567) was charged to operations and credited to contributed surplus to reflect the fair value of stock options vested during the fifteen-month period ended December 31, 2016. At December 31, 2016, $317 of the fair value of stock options previously granted but not yet vested remains to be expensed in fiscal 2017, and $5 in fiscal 2018. The weighted-average share price on the date of the stock options exercised was CDN$0.85 (year ended September 30, 2015 – CDN$0.70).

Warrants

A summary of the changes in the number of the Company’s share purchase warrants is as follows:

	Number of Warrants (in ‘000’s)	Weighted Average Exercise Price (CDN$)	Expiry Date

Balance, September 30, 2014	8,272	0.74

Exercised	(107)	(0.75)	May 16, 2016
Exercised	(41)	(0.58)	May 16, 2016
Issued	79	0.48	August 12, 2016
Issued	5,707	0.90	June 9, 2017
Issued	742	0.70	June 9, 2017
Issued	3,125	0.8464	May 19, 2018

Balance, September 30, 2015	17,777	0.81

Exercised	(371)	0.58	May 16, 2016
Exercised	(1,344)	0.75	May 16, 2016
Exercised	(215)	0.90	June 9, 2017
Exercised	(25)	0.70	June 9, 2017
Exercised	(79)	0.48	August 28, 2016
Expired	(6,409)	(0.75)	May 16, 2016

Balance, December 31, 2016	9,334	0.87

10.	RELATED PARTY TRANSACTIONS

The Company’s 50%-owned joint venture Minera Exar entered in the following transactions with companies controlled by the family of a director of the Company:

•	Los Boros Option Agreement (Note 4);

•	Construction contract for Cauchari-Olaroz project for $2,179 (the Company’s portion is $1,089).

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

10.	RELATED PARTY TRANSACTIONS (continued)

Compensation of Key Management

The Company paid its non-executive directors a fee of CDN$25 per year and an additional CDN$10 per year to the Company’s Audit Committee Chair. Effective April 1, 2016, the Company revised the remuneration of its non-executive directors to a base annual fee of $35 per year and an additional $5 per year to a Committee Chair, $10 to the Company’s Audit Committee Chair, and $25 to the Company’s Board Chair. In addition, the Company will pay $1 per meeting in cash for Board meetings in excess of six meetings per year. The fees will be settled through a combination of cash and the issuance of the DSUs with each board member obligated to receive a minimum of 50% and a maximum of 100% of all such compensation in DSUs.

The remuneration of directors and members of the executive management team included:

	For the fifteen months ended December 31,	For the year ended September 30,

	2016	2015
	$	$

Stock-based compensation	895	1,689
Deferred salaries and bonuses – stock-based compensation	1,165	—
Bonuses – stock-based compensation	334	—
Salaries, benefits and directors fees included in general and administrative expenses	1,901	1,066
Salaries and benefits included in exploration expenditures	396	487
Salaries and benefits included in capital assets	—	136

	4,691	3,378

	As at December 31,	As at September 30,

	2016	2015
	$	$

Total due to directors and executive team	411	58

There were no contractual or other commitments from the related party transactions. The amounts due to related parties are unsecured, non-interest bearing and have no specific terms for repayment.

11.	GENERAL AND ADMINISTRATIVE EXPENSES

The following table summarizes the Company’s general and administrative expenses during the fifteen months ended December 31, 2016 and year ended September 30, 2015:

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

11.	GENERAL AND ADMINISTRATIVE EXPENSES (continued)

	For the fifteen months ended December 31,	For the year ended September 30,

	2016	2015
	$	$

Investor relations	253	172
Marketing	875	538
Office and administration	741	604
Professional fees	886	333
Regulatory and filing fees	112	64
Salaries, benefits and directors fees	2,619	1,460
Travel and conferences	493	305
Transaction costs	431	—
Depreciation	38	39

	6,448	3,515

12.	COMMITMENTS AND CONTINGENCIES

As at December 31, 2016, the Company had the following commitments that have not been disclosed elsewhere in these consolidated financial statements:

	Not later than 1 year $	Later than 1 year and not later than 5 years $	Later than 5 years $	Total $

Rent of office spaces	149	206	—	355

The Company’s former officer’s employment was terminated in 2013 and the individual subsequently filed a statement of claim with a labour court in the Province of Mendoza, Argentina, against the Company’s Argentine subsidiary, Minera Exar, and the Company, for approximately 5.3 million Argentine pesos for severance and other labour-related payments allegedly due to the officer. The Company rejected the former officer’s case and any liability with regard to the claims and counts made in such action. In March 2016, the Mendoza court issued a judgement favorable to the Company and as a result the Company removed a previously recorded provision of $544 from its accounts payable and accrued liabilities. The $544 gain is included in other income on the Company’s statement of comprehensive loss. The Company incurred related legal and accounting expenses of $96.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

13.	EXPLORATION EXPENDITURES

The following tables summarize the Company’s exploration expenditures during the fifteen months ended December 31, 2016 and the year ended September 30, 2015:

	For the fifteen months ended December 31, 2016

	Lithium Nevada	Cauchari-Olaroz¹	Total
	$	$	$

Engineering	169	82	251
Environmental	83	—	83
Geological and consulting	1,800	454	2,254
Field supplies, other services, and taxes	280	440	720
Lithium demo plant equipment depreciation	140	—	140

Total exploration expenditures	2,472	976	3,448

[1]	Exploration expenditures prior to the formation of the Joint Venture

	For the year ended September 30, 2015

	Lithium Nevada	Cauchari-Olaroz¹	Total
	$	$	$

Engineering	102	21	123
Environmental	36	—	36
Geological and consulting	1,521	43	1,564
Field supplies, other services, and taxes	215	37	252
Lithium demo plant equipment depreciation	112	—	112

Total exploration expenditures	1,986	101	2,087

14.	SEGMENTED INFORMATION

The Company operates in three operating segments and four geographical segments. Organoclay project is in the production stage and Lithium Nevada and Cauchari-Olaroz projects are in the exploration stage.

The Company’s reportable segments are summarized in the following tables:

			Cauchari-
	Organoclay	Lithium Nevada	Olaroz	Corporate	Total
	$	$	$	$	$

As at December 31, 2016
Capital assets	17,450	1,033	—	19	18,502
Exploration and evaluation assets	—	1,447	—	—	1,447
Total assets	18,585	3,056	13,136	10,524	45,301
Total liabilities	(1,513)	(291)	—	(1,074)	(2,878)

For the fifteen months ended December 31, 2016
Property, plant and equipment expenditures	681	14	2	6	703
Sales	1,154	—	—	—	1,154
Inventory write-down	648	—	—	—	648
Net loss	2,871	3,335	3,987	17,531	27,724
Exploration expenditures	—	2,472	976	—	3,448
Organoclay research and development	536	—	—	—	536

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

14.	SEGMENTED INFORMATION (continued)

		Lithium	Cauchari-
	Organoclay	Nevada	Olaroz	Corporate	Total
	$	$	$	$	$

As at September 30, 2015
Property, plant and equipment expenditures	17,469	1,203	13	28	18,713
Exploration and evaluation assets	—	958	41,665	—	42,623
Total assets	18,159	2,564	41,921	5,897	68,541
Total liabilities	(1,377)	(314)	(304)	(5,631)	(7,626)

For the twelve months ended September 30, 2015
Property, plant and equipment	2,602	322	14	5	2,943
Net loss	1,141	2,490	165	3,759	7,555
Exploration expenditures	—	1,986	101	—	2,087
Organoclay research and development	434	—	—	—	434

The Company’s total assets are segmented geographically as follows:

	As at December 31, 2016

	Canada	United States	Germany	Argentina	Total
	$	$	$	$	$

Current assets	8,858	1,365	176	—	10,399
Property, plant and equipment expenditures	19	17,615	868	—	18,502
Exploration and evaluation assets	—	1,447	—	—	1,447
Restricted cash	—	150	—	—	150
Escrow deposit	1,667	—	—	—	1,667
Investment in Joint Venture	—	—	—	13,136	13,136

	10,544	20,577	1,044	13,136	45,301

	As at September 30, 2015

	Canada	United States	Germany	Argentina	Total
	$	$	$	$	$

Current assets	5,870	756	187	242	7,055
Property, plant and equipment expenditures	28	17,664	1,008	13	18,713
Exploration and evaluation assets	—	958	—	41,665	42,623
Restricted cash	—	150	—	—	150

	5,898	19,528	1,195	41,920	68,541

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

15.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Supplementary disclosure of the Company’s non-cash transactions is provided in the table below:

	For the fifteen months ended	For the year ended
	December 31,	September 30
	2016	2015
	$	$

Accounts payable related to property, plant and equipment	50	53
Assets acquired under finance leases	—	97
Accounts payable related to inventories	197	4
Accounts payable related to financings	175	74
Accounts payable related to transaction cost	—	400
RSs granted in lieu of deferred salaries and directors’ fees	80	—

Interest/finance charges paid	77	69
Income taxes paid	—	—

16.	INCOME TAXES

A reconciliation of income taxes at Canadian statutory rates with reported taxes is as follows:

	For the fifteen months ended	For the year ended
	December 31	September 30,
	2016	2015
	$	$

Loss for the year	(27,724)	(7,555)

Expected income tax recovery	(7,208)	(1,955)
Items not deductible for income tax purposes	1,010	190
Loss of sale of 50% interest in Minera Exar	3,278	—
Effect of higher tax rate in foreign jurisdiction	(647)	(1,663)
Change in unrecognized deferred tax assets and other	3,567	3,428

Deferred income tax (expense)/recovery	—	—

The significant components of the Company’s deductible temporary differences are as follows:

	December 31, 2016	September 30, 2015
	$	$

Tax loss carryforwards	12,634	10,556
Exploration and evaluation assets	1,350	2,102
Financing costs	424	516
Capital assets	607	92
Other	94	151

Unrecognized deferred tax assets	15,108	13,417

The Company has Canadian non-capital loss carryforwards of CDN$24,200 (2015 - CDN$ 17,200) and in the US of approximately $22,700 (2015 - $17,200) expiring between 2028 – 2036 which are available to reduce taxable income in Canada and the US respectively.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

17.	FINANCIAL INSTRUMENTS

Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for assets or liabilities, either directly or indirectly; and

Level 3 – Inputs for assets and liabilities that are not based on observable market data.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value. The Company did not have any financial instruments measured at fair value on the statement of financial position.

The Company may be exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives. The Company manages risks to minimize potential losses. The main objective of the Company’s risk management process is to ensure that the risks are properly identified and that the capital base is adequate in relation to those risks. The principal risks to which the Company is exposed are described below.

Credit Risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash, cash equivalents, escrow deposit, and receivables. The Company’s maximum exposure to credit risk for cash, cash equivalents, and escrow deposit is the amount disclosed in the consolidated statements of financial position. The Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions and invests only in short-term obligations that are guaranteed by the Canadian government or by Canadian and US chartered banks.

Included in the receivables, prepaids and deposits are credit sales receivables of $381. Management’s assessment of recoverability involves judgments regarding classification on the consolidated statements of financial position and the probable outcomes of claimed deductions and/or disputes. The provisions and classifications made to date may be subject to change.

The Company’s receivables, prepaids and deposits include a $110 bank deposit for the Company’s secured credit cards and other miscellaneous receivables that are subject to normal industry credit risk.

Management believes that the credit risk concentration with respect to financial instruments included in cash, cash equivalents and receivables is minimal.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to evaluate current and expected liquidity requirements under both normal and stressed conditions to ensure that it maintains sufficient reserves of cash and cash equivalents to meet its liquidity requirements in the short and long term. As the industry in which the Company operates is very capital intensive, the majority of the Company’s spending is related to its capital programs. The Company prepares annual budgets, which are regularly monitored and updated as considered necessary. Subsequent to December 31, 2016, the Company signed investment agreements, see Note 18.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

17.	FINANCIAL INSTRUMENTS (continued)

As at December 31, 2016, the Company had a cash and cash equivalents balance of $8,056 (September 30, 2015 - $5,552) to settle current liabilities of $1,806 (September 30, 2015 - $6,215).

The following table summarizes the maturities of the Company’s financial liabilities on undiscounted basis:

	Years ending December 31,

	2017	2018	2019 and later	Total
	$	$	$	$

Accounts payable and accrued liabilities	1,637	—	—	1,637
Long-term borrowing¹	172	172	790	1,134
Obligation under finance leases¹	48	48	24	120

Total	1,857	220	814	2,891

¹	Long-term borrowing and obligation under capital leases include principal and interest/finance charges.

Market Risk

Market risk incorporates a range of risks. Movement in risk factors, such as market price risk and currency risk, affect the fair values of financial assets and liabilities. The Company is exposed to these risks as the ability of the Company to develop or market its property and the future profitability of the Company are related to the market price of certain minerals.

Foreign Currency Risk

The Company’s operations in foreign countries are subject of currency fluctuations and such fluctuations may affect the Company’s financial results. The Company reports its financial results in United States dollars and incurs expenditures in Canadian dollars (“CDN$”), US dollars (“US$”), Euros (“€”), and Argentinian pesos (“ARS”) with the majority of the expenditures being incurred in US$ by the Company’s subsidiaries. As at December 31, 2016, $7,804 of the Company’s $8,056 in cash and cash equivalents was held in Untied States Dollars.

18.	SUBSEQUENT EVENTS

Subsequent to December 31, 2016, the Company:

•

Signed an investment agreement (the “Ganfeng Investment Agreement”) with GFL International Co., Ltd. (“Ganfeng”) for funding to advance the construction of the Cauchari-Olaroz lithium project in Jujuy, Argentina.

Pursuant to the Investment Agreement:

•	Ganfeng has agreed to purchase, by way of a private placement, 75,000 common shares at a price of CDN$0.85 per common share for gross proceeds of CDN$64,000 (US$49,000);

•

Ganfeng will provide to Lithium Americas a US$125,000 project debt facility to be used to fund a portion of Lithium Americas’ share of Cauchari-Olaroz construction costs. The project debt facility has a term of six years, with an interest rate of 8.0% for the first three years that increases to 8.5% in year four, 9.0% in year five and 9.5% in year six;

•

Ganfeng and the Company have agreed to terms for an offtake entitlement in favour of Ganfeng for the purchase of up to 70% of Lithium Americas’ share of Cauchari-Olaroz Stage 1 lithium carbonate production at market prices;

•	Ganfeng will be entitled to one nominee on Lithium Americas’ board of directors and anti-dilution protection to maintain its proportionate interest in Lithium Americas for a two-year term.

LITHIUM AMERICAS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2016 AND THE YEAR ENDED SEPTEMBER 30, 2015

(Expressed in thousands of US dollars, except for per share amounts; shares in thousands)

18.	SUBSEQUENT EVENTS (continued)

On January 27, 2017, pursuant to the “Ganfeng Investment Agreement”, the Company issued to Ganfeng 11,250 common shares at a price of CDN$0.85 per share, for an aggregate cash subscription of CDN$9,563. The common shares are subject to a four month hold expiring May 27, 2017.

•

Signed an investment agreement (the “Bangchak Investment Agreement”) with The Bangchak Petroleum Public Company Limited (“Bangchak”) through its wholly-owned subsidiary, BCP Innovation Pte Ltd (“BCPI”) for funding to advance the construction of the Cauchari-Olaroz lithium project in Jujuy, Argentina.

Pursuant to the Investment Agreement:

•	BCPI has agreed to purchase, by way of a private placement, 50,000 common shares at a price of CDN$0.85 per common share for gross proceeds of C$42,500 (US$32,000);

•

BCPI will provide to Lithium Americas a US$80,000 project debt facility to be used to fund a portion of Lithium Americas’ share of Cauchari-Olaroz construction costs. The project debt facility has a term of six years, with an interest rate of 8.0% for the first three years that increases to 8.5% in year four, 9.0% in year five and 9.5% in year six;

•

BCPI and the Company have agreed to terms for an offtake entitlement in favour of BCPI for the purchase of 15% of Lithium Americas’ share of Cauchari-Olaroz Stage 1 lithium carbonate production at market prices;

•	BCPI will be entitled to one nominee on Lithium Americas’ board of directors and anti-dilution protection to maintain its proportionate interest in Lithium Americas for a two-year term.

The Company agreed to increase Ganfeng’s offtake entitlement from 70% to 80% of Lithium Americas’ share of Cauchari-Olaroz Stage 1 lithium carbonate production in return for one-time waiver of the anti-dilution clause for Bangchak’s investment agreement.